Exhibit 99.8


September 13, 1996


Mr. David K. Laniak
Chief Executive Officer
ACC Corp.
400 West Avenue
Rochester, New York  14611

Dear David:

You and I have agreed to an addendum modification of my Salary Continuation and Deferred Compensation Agreement with ACC Corp. and have received Executive Committee/Compensation Committee and/or Board of Director approval Friday, September 13, 1996.

The modifications include the following:

         * We agreed that the addendum will continue my status as an employee, continuing my existing salary and benefits until such time as my employment status ceases for whatever reason;

         * We agreed that my resignation as Chairman of the Board would be effective on October 8, 1996 to coincide with the board meeting scheduled for that date;

         * My salary severance benefits would be deferred until such time as my employment status with the Company ceases for whatever reason.

If this is your understanding of the positions taken by the Committees, I would appreciate your indicating such by signing this letter with me.

                                        Very truly yours,


/s/Richard T. Aab                       /s/David K. Laniak
- -------------------                    ---------------------
                                       ACC CORP.
                                       Chief Executive Officer